Exhibit 10.5
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     Medicis Pharmaceutical Corporation (the “Company”) and Mark A. Prygocki (the “Executive”) entered into an Amended and Restated Employment Agreement (the “Agreement”) effective as of December 22, 2008. The Company and Executive wish to amend the Agreement to modify the description of the Executive’s position and duties and to clarify the circumstances in which a change in the Executive’s authority, duties or responsibilities will be deemed to give rise to “Good Reason” for the Executive to terminate the Agreement. The Company and Executive each acknowledge that the modification of the Executive’s position and duties and the noted clarification are valuable to it or him and provide adequate consideration for the execution of this First Amendment.
     1. This First Amendment is effective as of June 30, 2010.
     2. Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
     2.1 Position and Duties. Executive shall serve as the President of the Company and shall have such authority, duties and responsibilities as ordinarily assigned to an employee holding the position of President with a publicly traded company (or following a Change in Control, the ultimate parent entity of Company) and provided to Executive in writing. Executive shall also have such additional authority, duties and responsibilities as may be assigned to him by the Company from time to time with his consent.
     3. Section 3.1 of the Agreement is hereby amended to provide that Executive’s salary, effective as of the effective date of this First Amendment, shall be increased to an annual rate of $670,000 per year.
     4. Section 5.6(b) of the Agreement is hereby amended and restated in its entirety to read follows:
     (b) a material diminution in Executive’s authority, duties or responsibilities as set forth in Section 2.1, provided, however, that for purposes of this clause (b) a change in Executive’s authority, title, duties, or responsibilities shall not be deemed to materially reduce Executive’s authority, duties, or responsibilities if all of the following conditions are satisfied: (i) at the time the change is implemented Jonah Shacknai is serving as Company’s Chief Executive Officer; (ii) Mr. Shacknai initiated or approved the change; (iii) Executive continues to report to either the supervisor to whom Executive reported immediately prior to such change or a supervisor at the same or higher level of responsibility within Company’s organizational structure; and (iv) there is no material diminution in Executive’s Base Compensation or in Executive’s opportunities for incentive or equity compensation.
     5. Section 5.6(f) of the Agreement is hereby amended and restated in its entirety to read as follows:
     (f) any other action or inaction that constitutes a material breach by the Company of the Agreement (including without limitation the breach by the Company of its obligation under Section 2.1 to maintain Executive’s duties as those consistent with the duties of a President of a publicly traded company or following a Change in Control, as President of the ultimate parent entity of the Company).
     6. This First Amendment amends only the provisions of the Agreement as set forth herein, and those provisions not expressly amended by this First Amendment shall continue in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions and the intent of this First Amendment.
     IN WITNESS WHEREOF, Executive has executed this First Amendment, and Company has caused this First Amendment to be executed by its duly authorized representative, on this 15th day of June, 2010.

MEDICIS PHARMACEUTICAL CORPORATION
By	/s/ Jason D. Hanson
Its Jason D. Hanson
Executive Vice President, General Counsel & Corporate Secretary

“EXECUTIVE”
/s/ Mark A. Prygocki

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